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EX-21.1

                  LIST OF SUBSIDIARIES OF BLUE VALLEY BAN CORP



                                  Exhibit 21.1

                              Blue Valley Ban Corp.

                         Subsidiaries of the Registrant


Subsidiaries of Blue Valley Ban Corp.

1.  Bank of Blue Valley  -  Incorporated in Kansas

2.  Blue Valley Building Corp.  -  Incorporated in Kansas

3.  BVBC Capital Trust I  -  Organized under the laws of the State of
    Delaware


Subsidiary of Bank of Blue Valley

1.  Blue Valley Investment Corporation  -  Incorporated in Kansas